Exhibit 99.1

Ciber, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.Ciber.com

Ciber Announces Leadership Transition

Michael Boustridge Named Chief Executive Replacing Dave Peterschmidt, Who is Retiring

GREENWOOD VILLAGE, Colo. — June 16, 2014 — Ciber, Inc. (NYSE -CBR), a leading global information technology consulting, services and outsourcing company, today announced that the Board of Directors has named Michael Boustridge president and chief executive officer, replacing Dave Peterschmidt, who has announced his intention to retire. Peterschmidt, who joined the company in 2010, will work with Boustridge to ensure a seamless transition.

Mr. Boustridge has served as an independent, non-executive member of Ciber’s Board of Directors since 2012, and he will continue as a member of the Board. He has extensive experience and deep domain expertise in the IT and telecommunications sectors. He was recently the CEO of Contact Solutions, a cloud-based customer self-service provider and was previously president of BT Global Services.  Prior to joining BT Global Services, Boustridge served as chief sales and marketing officer at EDS (Electronic Data Systems), where he was responsible for management of enterprisewide marketing, branding, market management, product marketing, global sales and business development.

Paul A. Jacobs, Chairman of the Board, commented, “Michael was brought onto our Board two years ago with succession planning in mind. We are fortunate to have a strong and qualified candidate, with global operating experience. And, because Michael has been on our Board, he has a perspective of the role that no outside candidate could bring. The Board is confident in Michael’s experience and capabilities to continue the evolution of Ciber’s strategies to drive profitable growth and build on the solid foundation established under Dave’s leadership.”

“I am excited about the global opportunity for Ciber, committed to Ciber’s focus on delivering superior service for clients and energized to work with Ciber’s strong internal team to build on recent successes and drive sustainable predictable growth,” said Michael Boustridge.

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Jacobs continued, “On behalf of the Board, I would like to thank Dave for his vision, leadership and outstanding contribution to Ciber. Dave played a key role in identifying his successor, leading the business through a critical transformation, and positioning the company strategically for long-term success. He has built a capable and experienced team that is focused on the right levers and making steady progress consistent with our plan.”

“I am delighted to be able to hand over the reins of the company to Michael,” Peterschmidt said, “I know I am leaving the company in good hands and on solid footing, with a remarkable team of professionals that will continue to build on Ciber’s achievements.”

About Ciber, Inc.

Ciber is a global IT consulting company with some 6,500 consultants in North America, Europe and Asia/Pacific, and approximately $1 billion in annual business. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.Ciber.com.

Contact:

Christian Mezger

Investor Relations

303-267-3857

cmezger@ciber.com

Betsy Loeff

Media Relations

303-220-0100

bloeff@ciber.com

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